Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 8:30 a.m. August 1, 2014

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS INCLUDING A 9% ANNUALIZED LOAN GROWTH RATE AND A 12% ANNUALIZED DEPOSIT GROWTH RATE; DECLARES QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (August 1, 2014) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the second quarter of 2014 and reported net income available to common shareholders for the three months ended June 30, 2014 of $1,744,000, a 1% increase as compared to $1,730,000 for the prior year's second quarter. Diluted earnings per share increased 3% to $0.36 as compared to $0.35 for the second quarter of 2013. The Company's earnings for the three months ended June 30, 2014 produced an annualized return on average total assets of 0.81% and an annualized return on average shareholders' equity of 12.43% as compared to 0.97% and 12.13%, respectively, for the prior year's quarter. In comparison to the linked quarter, net income available to common shareholders increased $228,000 or 15.0%, while diluted earnings per share increased $0.05 or 16.1%.

Select highlights for the second quarter include:

•
Net income to common shareholders of $1,744,000 and $0.36 per diluted share, producing an annualized return on average total assets of 0.81% and an annualized return on average shareholders' equity of 12.43%.

•	Tax-equivalent net interest income of $7,092,000, an $85,000 or 1% increase when compared to first quarter of 2014 and a $265,000 or 4% increase when compared to the prior year's quarter.

•	Due to the Company's full redemption of TARP during 2013, preferred dividends paid were $0 for the second quarter of 2014 as compared to $198,000 during the same period last year.

•
Year-to-date, the Company has achieved an after-tax savings of $228,000, or $0.05 per diluted share, when comparing the $425,000 of preferred dividend payments made during the first six months of 2013 to the Company's 2014 subordinated debt after tax expense of $197,000.

•
Nonperforming assets ("NPAs") decreased 25% or $6,309,000, from $25,324,000 at March 31, 2014 to $19,015,000 at June 30, 2014. This resulted in a 78 basis point reduction in the Company's NPAs as a percentage of total assets, from 2.92% at March 31, 2014 to 2.14% at June 30, 2014. In comparison to June 30, 2013, NPAs decreased $11,586,000, or 38%.

VFC
06/30/14 Release

•
The Company's Allowance for Loan and Lease Losses ("ALLL") to total loans remained constant at 1.10% in comparison to March 31, 2014 and declined 35 basis points from the 1.45% reported one year earlier. The Company did record a $1,039,000 provision expense during the quarter primarily due to loan growth as well as the deterioration of one large credit relationship.

•
On May 30, 2014, the Company transferred all of its investment and mortgage-backed securities classified as held-to-maturity ($21.5 million) to available-for-sale. Based on changes in the current rate environment, management elected this change in an effort to more effectively manage the investment portfolio, including subsequently selling some securities that were formerly classified as held to maturity. The Company recognized a gain on the sale of the securities totaling $712,000 during the second quarter.

•
Loan growth continued in the second quarter with an increase in average gross loans outstanding of $43,252,000 or 8% from the same period last year and $13,067,000 or 2% in comparison to the linked quarter (an annualized growth rate of 9%).

•
The Company experienced an annualized average deposit growth rate of 12%, with an increase of $20,736,000 or 3% in comparison to the linked quarter. Average deposits grew $40,126,000 or 6% in comparison to June 30, 2013.

For the six-month period ending June 30, 2014, the Company earned net income available to common shareholders of $3,260,000, an increase of $64,000 as compared to $3,196,000 earned during the same period last year. Fully-diluted earnings per share for the six-month period ending June 30, 2014 were $0.67 compared to $0.65 for the prior year, an increase of 3%. The year-to-date earnings produced an annualized return on average earning assets of 0.77% and an annualized return on average shareholders' equity of 11.85% as compared to 0.93% and 11.44% respectively for the prior year.

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share, payable on September 2, 2014 to its common shareholders of record on August 15, 2014. The amount and declaration of future cash dividends are subject to Board of Director's approval.

"Our second quarter financial performance was driven by increased net interest income and increased noninterest income excluding the gains recognized on the sale of securities, coupled with continued noninterest expense management," said Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial Corporation. "Earnings were impacted by an increase in our loan loss provision expense for the quarter primarily due to loan growth as well as the deterioration of one large credit relationship (comprised of two separate entities); however, the increase is not reflective of the credit quality of our entire loan portfolio. A significant portion of the second quarter provision expense was essentially offset by the realized gains we took on the sale of securities during the quarter. We are pleased with the continued improvement in asset quality indicators, including a 25% reduction in total nonperforming assets driven by the sale of the Ivy Market building to Carilion Clinic during the second quarter of 2014, an overall reduction in our watchlist portfolio, significant improvement in our regulatory capital ratios and low past dues on our unimpaired portfolio."

CAPITAL LEVELS STRONG
Valley Financial Corporation's capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 11.5% and 14.3%, respectively, at June 30, 2014, as compared to 13.1% and 14.3% reported at June 30, 2013. The Company's tier 1 leverage ratio was 8.4% at June 30, 2014 in comparison to 10.0% at June 30, 2013. The Company’s redemption of $11.2 million of preferred stock during the previous 12-month period was the primary contributor to the decline in tier 1 risk-based and tier 1 leverage capital ratios at June 30, 2014 as compared to June 30, 2013.

VFC
06/30/14 Release

ASSET QUALITY/LOAN LOSS PROVISION

Nonperforming Assets

The Company's nonperforming assets decreased 25% or $6,309,000, from $25,324,000 at March 31, 2014 to $19,015,000 at June 30, 2014 resulting in a reduction in the nonperforming assets to total assets ratio of 78 basis points to 2.14% as compared to 2.92% at March 31, 2014. The following table shows a summary of asset quality balances and related ratios for the three-month periods presented (dollars in thousands):

In thousands	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Nonaccrual loans	$5,532	$2,324	$3,665	$4,171	$5,414
Loans past due 90 days or more and still accruing	0	349	0	0	0
Performing restructured loans	2,884	2,885	2,922	2,923	2,923
Foreclosed assets	10,599	19,766	19,705	21,115	22,264
Total nonperforming assets	$19,015	$25,324	$26,292	$28,209	$30,601

Balances
Allowance for loan losses	$6,640	$6,425	$7,200	$7,430	$8,030
Loans, net of unearned income	$602,434	$584,757	$570,360	$557,790	$552,924
Total assets	$887,089	$868,724	$825,346	$795,849	$806,339

Ratios
NPAs to total assets	2.14%	2.92%	3.19%	3.54%	3.80%
NPAs to total loans	3.16%	4.33%	4.61%	5.06%	5.53%
NPAs to total loans & foreclosed assets	3.10%	4.19%	4.46%	4.87%	5.32%
ALLL to nonaccrual loans	120.03%	276.46%	196.45%	178.13%	148.32%

Nonaccrual loans
Nonaccrual loans at June 30, 2014 totaled $5,532,000, an increase of $3,208,000 or 138% from the prior quarter and an increase of $118,000 or 2% from the prior year. The increase is attributable to one previously impaired borrower who became significantly past due during the quarter. The Company has commenced foreclosure proceedings on the real estate associated with the notes and charged-off approximately $850,000 in the second quarter related to this relationship. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Beginning Balance	$2,324	$3,665	$4,171	$5,414	$8,582
Net customer payments	(5)	(28)	(528)	(226)	(324)
Additions	3,248	0	64	397	491
Charge-offs	0	(1,313)	(42)	(173)	(3)
Loans returning to accruing status	0	0	0	0	(3,250)
Transfers to OREO	(35)	0	0	(1,241)	(82)
Ending Balance	$5,532	$2,324	$3,665	$4,171	$5,414

VFC
06/30/14 Release

Troubled Debt Restructurings ("TDRs")
The total recorded investment in TDRs as of June 30, 2014 was $2,884,000, a decline of $1,000 from the $2,885,000 at March 31, 2014 and a $39,000 decline from the $2,923,000 at June 30, 2013. All TDRs were performing at June 30, 2014, March 31, 2014 and June 30, 2013.

Foreclosed Assets
Foreclosed assets at June 30, 2014 totaled $10,599,000, a decrease of $9,167,000 or 46% from the prior quarter and a decrease of $11,665,000 or 52% from the prior year. Gutshall stated, "As anticipated, we completed the sale of the Ivy Market building to Carilion Clinic during the second quarter for $7.05 million. In connection with this sale, we moved approximately $1.5 million from foreclosed assets to other assets based upon the present value of the tax incentive agreement associated with the property. Additionally during the quarter, we sold five other pieces of property for a net gain of approximately $13,000. Finally, we reduced the listing price on one lot and booked a valuation adjustment of $30,000 accordingly. We anticipate a slight up-tick in foreclosed assets during the third quarter due to the foreclosure proceedings that have commenced on the real estate associated with the relationship moved to nonaccrual status."

The following table shows the activity in foreclosed assets for the quarter ended (dollars in thousands):

	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Beginning Balance	$19,766	$19,705	$21,115	$22,264	$22,376
Additions	34	0	1	1,162	124
Capitalized improvements	42	101	104	426	248
Proceeds from sales	(7,750)	(40)	(1,045)	(2,345)	(261)
Transfers to other assets	(1,474)	0	0	0	0
Valuation adjustments	(32)	0	(505)	(413)	(206)
Gains (losses) from sales	13	0	35	21	(17)
Ending Balance	$10,599	$19,766	$19,705	$21,115	$22,264

Past Due Loans
At June 30, 2014, total accruing loans past due 30 - 89 days were $4,673,000, or 0.8% of total loans, an increase from $336,000, or 0.1%, one year ago. In comparison to March 31, 2014, total accruing loans past due 30 - 89 days increased $3,910,000. There were no loans past due greater than 90 days and accruing interest at June 30, 2014 or June 30, 2013 compared to one loan totaling $349,000 at March 31, 2014. As anticipated, the one loan past due greater than 90 days and accruing interest at March 31, 2014 was paid in full during the second quarter. Approximately 95% or $4,430,000 of the total accruing loans past due 30-89 days is due to a related entity of the borrower moved to nonaccrual status during the quarter. We have downgraded the entity to impaired status and negotiated a forbearance agreement to allow the borrower sufficient time to bring the notes current and/or sell one or more pieces of real estate collateralizing the loan. At this time we consider the loans to be adequately secured and therefore no impairment charges have been recognized.

Impaired Loans
Impaired loans increased from $21,608,000 at June 30, 2013 and $18,608,000 at March 31, 2014 to $21,670,000 at June 30, 2014 due to the downgrade of the entity described above.

VFC
06/30/14 Release

Provision/Charge-offs
The Company recorded a $1,039,000 provision for loan losses during the second quarter of 2014, as compared to a negative provision of $130,000 for the same period last year and a $518,000 provision for the linked quarter. The Company recorded net charge-offs of $824,000 or 0.14% of average loans during the second quarter of 2014 as compared to net charge-offs of $110,000 for the second quarter of 2013. The charge-offs during the second quarter of 2014 were primarily related to the one borrower placed on nonaccrual status. The Company's charge-offs year-to-date total $2,117,000 or 0.36% of average loans as compared to $95,000 and 0.02% for the same period last year. The charge-offs impacted our historical loss analysis resulting in an increased provision expense for the period.

Allowance for Loan Losses
The ratio of allowance for loan and lease losses as a percentage of total loans remained constant at 1.10% at June 30, 2014 and March 31, 2014. In comparison to the prior year, the ratio decreased from 1.45% at June 30, 2013. The nonaccrual loan coverage ratio is at 120% as of June 30, 2014, a decrease from 148% from the same quarter last year and 276% at March 31, 2014. The current level of the allowance for loan losses reflects specific reserves related to impaired loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

BALANCE SHEET
At June 30, 2014, the Company's total assets were $887,089,000, total loans stood at $602,434,000, total deposits were $707,875,000 and total shareholders' equity was $55,591,000. Average loans for the second quarter of 2014 were $591,657,000, up $13,067,000 as compared to the first quarter of 2014, while average securities were $194,227,000, up $3,650,000 and average deposits were $695,693,000, up $20,736,000 as compared to the first quarter of 2014. As noted earlier, on May 30, 2014, the Company transferred all of its investment and mortgage-backed securities classified as held-to-maturity to available-for-sale. Based on changes in the current rate environment, management elected this change in an effort to more effectively manage the investment portfolio, including subsequently selling some securities that were formerly classified as held to maturity. The amortized cost of the securities that were transferred totaled $21,482,000 and the net unrealized gain related to these securities totaled $961,000 on the date of the transfer. The Company does not expect to classify any securities as held-to-maturity within the near future.

NET INTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	6/30/2014	3/31/2014	Change		6/30/2013	Change

Average interest-earning assets	$807,610	$780,960	$26,650		$735,048	$72,562
Interest income (FTE)	$8,209	$8,104	$105		$7,905	$304
Yield on interest-earning assets	4.08%	4.21%	(13)	bps	4.31%	(23)	bps
Average interest-bearing liabilities	$700,984	$686,921	$14,063		$638,500	$62,484
Interest expense	$1,117	$1,098	$19		$1,078	$39
Cost of funds	0.56%	0.57%	(1)	bps	0.60%	(4)	bps
Net Interest Income (FTE)	$7,092	$7,007	$85		$6,827	$265
Net Interest Margin (FTE)	3.52%	3.64%	(12)	bps	3.73%	(21)	bps

VFC
06/30/14 Release

On a linked quarter basis, tax-equivalent net interest income was $7,092,000, an increase of $85,000 or 1% when compared to first quarter of 2014. The increase was due to volume as average interest-earning assets increased $26,650,000 during the three month period. The tax-equivalent net interest margin, at 3.52% decreased 12 basis points from the 3.64% in the prior quarter due to a steeper decline in our earning asset yields (13 basis points) as compared to the decline in our cost of funds (1 basis point). The decline in earning asset yield was primarily driven by the movement of one relationship totaling $3,248,000 to nonaccrual status resulting in a 4 basis point reduction in loan yield for the quarter, while the yield on investments decreased in total by 13 basis points primarily due to the sale transaction executed on May 30, 2014. "The Company continues to believe that net interest margin will decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities," Gutshall stated.

For the three months ended June 30, 2014, tax-equivalent net interest income increased $265,000, or 4%, when compared to the same period last year. The tax-equivalent net interest margin, at 3.52%, decreased 21 basis points from 3.73% in the prior year. As anticipated, the decline in net interest margin was primarily due to asset yield compression (23 basis point reduction) which outpaced our cost of funds reduction (4 basis point reduction) for the second quarter 2014 as compared to the prior year. In comparison to the prior year's quarter, our yield on investments increased by 10 basis points while our yield on loans decreased by 30 basis points due to the impact of the low interest rate environment on new and renewed loan pricing. The subordinated note issued on October 15, 2013 increased our cost of funds by 7 basis points for the second quarter of 2014 as compared to the same period last year.

	Year-Over-Year Results
	For the Six Months Ended
	Dollars in thousands
	6/30/2014	6/30/2013	Change

Average interest-earning assets	$794,358	$721,181	$73,177
Interest income (FTE)	$16,315	$15,663	$652
Yield on interest-earning assets	4.14%	4.38%	(24)	bps
Average interest-bearing liabilities	$693,991	$617,064	$76,927
Interest expense	$2,215	$2,178	$37
Cost of funds	0.56%	0.62%	(6)	bps
Net Interest Income (FTE)	$14,100	$13,485	$615
Net Interest Margin (FTE)	3.58%	3.77%	(19)	bps

For the six months ended June 30, 2014, tax-equivalent net interest income increased $615,000, or 5%, to $14,100,000 from $13,485,000. The increase was volume driven as average interest-earning assets increased $73,177,000 during the six months ended June 30, 2014 compared to the same prior year period. The tax-equivalent net interest margin decreased 19 basis points from 3.77% a year earlier to 3.58%. In comparison to the prior year, our yield on investments actually increased by 16 basis points while our yield on loans decreased by 30 basis points. Loan yields continue to be negatively affected by the low interest rate environment as new and renewed loans were originated and repriced at lower rates. Additionally, the new nonaccrual relationship negatively impacted our loan yield year-to-date by 2 basis points. The subordinated note issued on October 15, 2013 increased our cost of funds by 7 basis points for 2014 as compared to 2013.

VFC
06/30/14 Release

NONINTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	6/30/2014	3/31/2014	$	%	6/30/2013	$	%
Noninterest income:
Service charges on deposit accounts	$532	$452	$80	18%	$452	$80	18%
Mortgage fee income	137	92	45	49%	213	(76)	(36)%
Brokerage fee income, net	244	247	(3)	(1)%	259	(15)	(6)%
Bank owned life insurance income	168	165	3	2%	167	1	1%
Realized gain on sale of securities	714	7	707	10,100%	0	714	N/M
Other income	265	112	153	137%	214	51	24%
Total noninterest income	$2,060	$1,075	$985	92%	$1,305	$755	58%

On a linked quarter basis, noninterest income increased $985,000 or 92%. Excluding gains on the sale of securities, noninterest income increased $278,000 or 26%. The $153,000 and $80,000 increases in other income and service charge fee income are the drivers of the overall increase. Other income increased from the prior quarter primarily due to increased loan swap fee income and a $91,000 grant received from the state's Virginia Enterprise Zone program in the second quarter of 2014. Customer-related noninterest income increased primarily due to increases in overdraft income, debit card fee income and mortgage fee income. Gutshall noted, "While brokerage fee income remained relatively constant in comparison to the linked quarter, we anticipate some reduction in the third quarter due to personnel changes within the Wealth Management line of business that occurred at the end of the second quarter."

For the three months ended June 30, 2014, noninterest income increased $755,000, or 58%, compared to the same period last year. Excluding gains on the sale of securities, noninterest income increased $41,000 or 3% compared to the same period last year. Increased service charge fee income from higher overdraft and debit card fee income along with increased other income from the $91,000 grant helped to offset the reductions in mortgage fee income and brokerage fee income. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.67% of average earning assets for the period compared to 0.71% in the prior year.

VFC
06/30/14 Release

	Year-Over-Year results
	For the Six Months Ended
	Dollars in thousands
	6/30/2014	6/30/2013	Change	%
Noninterest income:
Service charges on deposit accounts	$984	$867	$117	13%
Mortgage fee income	229	396	(167)	(42)%
Brokerage fee income, net	491	499	(8)	(2)%
Bank owned life insurance income	333	332	1	0%
Realized gain on sale of securities	721	68	653	960%
Other income	377	293	84	29%
Total noninterest income	$3,135	$2,455	$680	28%

For the six months ended June 30, 2014, noninterest income increased $680,000, or 28%, to $3,135,000 from $2,455,000 a year earlier. Excluding the gains realized on the sale of securities, noninterest income increased $27,000, or 1%, to $2,414,000 from $2,387,000 a year earlier. Service charges on deposit accounts increased $117,000 due to increased overdraft and debit card fee income while other income is up $84,000 primarily due to the $91,000 grant received from the state's Virginia Enterprise Zone program in the second quarter of 2014. Mortgage fee income remains below last year's levels due to the slowdown in the refinance market. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.61% of average earning assets for the period compared to 0.66% in the prior year.

NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	6/30/2014	3/31/2014	$	%	6/30/2013	$	%
Noninterest expense:
Compensation expense	$3,076	$3,086	$(10)	0%	$2,970	$106	4%
Occupancy and equipment expense	470	490	(20)	(4)%	459	11	2%
Data processing expense	415	403	12	3%	382	33	9%
Insurance expense	227	221	6	3%	210	17	8%
Professional fees	178	138	40	29%	199	(21)	(11)%
Foreclosed asset expense, net	242	158	84	53%	329	(87)	(26)%
Other operating expense	928	837	91	11%	860	68	8%
Total noninterest expense	$5,536	$5,333	$203	4%	$5,409	$127	2%

On a linked quarter basis, noninterest expense increased by $203,000 or 4%, driven by a 53% increase in foreclosed asset expense, a 29% increase in professional fees and an 11% increase in other operating expenses. The Company's efficiency ratio for the second quarter of 2014 was 64.9% as compared to 65.4% for the first quarter of 2014. (The efficiency ratio is computed by dividing noninterest expenses by the sum of fully taxable equivalent net interest income and fully taxable equivalent noninterest income, less gains (losses) on the sale of securities). The increase in foreclosed asset expense is driven by development costs on two properties and a $30,000 impairment charge taken during the quarter. The increase in professional services is primarily attributable to increased legal costs while the increase in other operating expenses is driven by increases in appraisal reviews, mortgage loan processing costs, force placed insurance costs and costs related to the 2014 Annual Shareholders meeting held on April 30, 2014.

VFC
06/30/14 Release

Also of note is the reduction in compensation expense which was driven by a one-time $62,000 reduction in the Company's supplemental retirement plan ("SERP") benefit due to the resignation of one of the participants.

For the three months ended June 30, 2014, noninterest expense increased $127,000 or 2% as compared to the $5,409,000 recorded for the quarter ended June 30, 2013. The Company's efficiency ratio for the second quarter of 2014 was 64.9% as compared to 65.8% for the same quarter last year. The increase in compensation expense is primarily the result of equity and merit increases for all employees which went into effect January 1, 2014, offset by the one-time reduction in the SERP benefit. Increased customer transactions across all business lines drove the increase in data processing expense while new blanket policies for our commercial and residential real estate portfolios contributed to the increase in insurance expense for the quarter. The increase in other operating expenses is driven by increases in advertising and marketing due to a TV campaign started earlier this year. Additional operating expense increases are related to closing costs on home equity lines, debit card transaction charges, state bank franchise tax expense and director's fees. These increases were offset by reductions in professional fees and foreclosed asset expenses.

	Year-Over-Year Results
	For the Six Months Ended
	Dollars in thousands
	6/30/2014	6/30/2013	Change	%
Noninterest expense:
Compensation expense	$6,162	$5,930	$232	4%
Occupancy and equipment expense	960	922	38	4%
Data processing expense	818	748	70	9%
Insurance expense	448	402	46	11%
Professional fees	316	362	(46)	(13)%
Foreclosed asset expense, net	400	501	(101)	(20)%
Other operating expense	1,765	1,660	105	6%
Total noninterest expense	$10,869	$10,525	$344	3%

For the six months ended June 30, 2014, noninterest expense increased $344,000, or 3%, to $10,869,000 from $10,525,000 a year earlier. The Company's efficiency ratio for the six months ended June 30, 2014 was 65.1% as compared to 65.3% for the same period last year. Compensation costs account for $232,000 of the increase and is primarily the result of equity and merit increases for all employees which went into effect January 1, 2014. Data processing costs increased $70,000 due to increased customer transactions across all business lines while other operating expenses increased $105,000 due to increases in advertising and marketing, home equity line closing costs, mortgage processing expense, state bank franchise tax expense and deposit related expenses. Foreclosed asset net expense declined $101,000 due to reduced impairment charges.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), 1327 Grandin Road in Roanoke City, 4467 Starkey Road and 4003 Challenger Avenue in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County.

The Bank's Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

VFC
06/30/14 Release

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

	Six months ended
In Thousands	June 30, 2014	June 30, 2013
Net interest income, non tax-equivalent	$6,998	$6,747
Less: tax-exempt interest income	(183)	(155)
Add: tax-equivalent of tax-exempt interest income	277	235
Net interest income, tax-equivalent	$7,092	$6,827

Forward Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation's recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VFC
06/30/14 Release

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
Assets	June 30, 2014	December 31, 2013
Cash and due from banks	$10,117	$11,404
Interest bearing deposits	29,145	4,958
Total cash and cash equivalents	39,262	16,362
Securities available for sale	197,083	159,861
Securities held to maturity (fair value 12/31/13: $22,471)	—	21,992
Loans, net of allowance for loan losses, 6/30/14: $6,640; 12/31/13: $7,200	595,794	563,160
Foreclosed assets	10,599	19,705
Premises and equipment, net	9,425	9,722
Bank owned life insurance	19,205	18,872
Accrued interest receivable	2,339	2,576
Other assets	13,382	13,096
Total assets	$887,089	$825,346
Liabilities and Shareholders' Equity
Liabilities:
Non-interest bearing deposits	$33,985	$21,237
Interest bearing deposits	673,890	655,798
Total deposits	707,875	677,035
Securities sold under agreements to repurchase	23,897	22,397
FHLB borrowings	58,000	43,000
Junior subordinated debentures	27,416	27,476
Accrued interest payable	410	424
Other liabilities	13,900	6,094
Total liabilities	831,498	776,426

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock, no par value; 10,000,000 shares authorized; 4,818,465 shares issued and outstanding at June 30, 2014 and 4,787,605 shares issued and outstanding at December 31, 2013	22,976	22,626
Retained earnings	33,772	30,897
Accumulated other comprehensive income	(1,157)	(4,603)
Total shareholders' equity	55,591	48,920
Total liabilities and shareholders' equity	$887,089	$825,346

VFC
06/30/14 Release

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Interest income
Interest and fees on loans	$6,931	$6,832	$13,709	$13,672
Interest on securities - taxable	991	831	2,029	1,531
Interest on securities - nontaxable	183	155	372	295
Interest on deposits in banks	10	7	13	13
Total interest income	8,115	7,825	16,123	15,511
Interest expense
Interest on deposits	578	670	1,142	1,352
Interest on borrowings	539	408	1,073	826
Total interest expense	1,117	1,078	2,215	2,178
Net interest income	6,998	6,747	13,908	13,333
Provision for loan losses	1,039	(130)	1,557	65
Net interest income after provision for loan losses	5,959	6,877	12,351	13,268
Noninterest income
Service charges on deposit accounts	532	452	984	867
Mortgage fee income	137	213	229	396
Brokerage fee income, net	244	259	491	499
Bank owned life insurance income	168	167	333	332
Realized gain on sale of securities	714	—	721	68
Other income	265	214	377	293
Total noninterest income	2,060	1,305	3,135	2,455
Noninterest expense
Compensation expense	3,076	2,970	6,162	5,930
Occupancy and equipment expense	470	459	960	922
Data processing expense	415	382	818	748
Insurance expense	227	210	448	402
Professional fees	178	199	316	362
Foreclosed asset expense, net	242	329	400	501
Other operating expense	928	860	1,765	1,660
Total noninterest expense	5,536	5,409	10,869	10,525
Income before income taxes	2,483	2,773	4,617	5,198
Income tax expense	739	845	1,357	1,577
Net income	$1,744	$1,928	$3,260	$3,621
Preferred dividends and accretion of discounts on warrants	—	198	—	425
Net income available to common shareholders	$1,744	$1,730	$3,260	$3,196
Earnings per share
Basic earnings per common share	$0.36	$0.36	$0.68	$0.67
Diluted earnings per common share	$0.36	$0.35	$0.67	$0.65
Weighted average common shares outstanding	4,818,209	4,789,813	4,812,299	4,784,631
Diluted average common shares outstanding	4,871,295	4,920,264	4,863,181	4,908,923
Dividends declared per common share	$0.04	$0.035	$0.08	$0.07

VFC
06/30/14 Release

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
PER COMMON SHARE
Earnings per share - basic	$0.36	$0.36	$0.68	$0.67
Earnings per share - diluted	$0.36	$0.35	$0.67	$0.65
Tangible book value per share			$11.54	$10.29

FINANCIAL RATIOS
Return on average assets	0.81%	0.97%	0.77%	0.93%
Return on average shareholders' equity	12.43%	12.13%	11.85%	11.44%
Net interest margin (FTE)[1]	3.52%	3.73%	3.58%	3.77%
Efficiency - Consolidated	64.93%	65.81%	65.14%	65.32%
Net charge-off to average loans	0.14%	0.00%	0.36%	0.02%
Total risk based capital - Consolidated			14.29%	14.33%
Total risk based capital - Bank only			14.19%	14.15%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$7,200	$8,060
Provision for loan losses			1,557	65
Charge-offs			(2,167)	(179)
Recoveries			50	84
Ending balance			$6,640	$8,030

ASSET QUALITY RATIOS
Nonperforming assets to total assets			2.14%	3.80%
Allowance for loan losses to total loans			1.10%	1.45%
Allowance for loan losses to nonaccrual loans			120.0%	148.3%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
Loans 90 days past due and accruing interest			$0	$0
Nonaccrual loans			5,532	5,414
Accruing Troubled Debt Restructurings			2,884	2,923
Foreclosed assets			10,599	22,264
Total nonperforming assets			$19,015	$30,601

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets. The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”